Exhibit 99.1

FARADAY FUTURE FILES REVISED PRELIMINARY
PROXY STATEMENT AND REFUTES FF TOP’S PROXY

LOS ANGELES--(BUSINESS WIRE)--Aug. 29, 2022-- Faraday Future Intelligent Electric Inc. (“Faraday Future” or the “Company”) (NASDAQ: FFIE), a California-based global shared intelligent electric mobility ecosystem company, filed a revised preliminary proxy statement (the “Preliminary Proxy”) with the Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of stockholders (the “Special Meeting”). The disclosures included in the Preliminary Proxy provide important information about the Special Meeting, and correct the record with respect to a number of inaccurate and misleading statements put forth by FF Global Partners LLC (“FF Global”), Pacific Technology Holding LLC, and FF Top Holding LLC (“FF Top”) (collectively, the “FFGP Entities”) in its recent preliminary proxy statement filing. The date for a Special Meeting has not yet been set.

View Faraday Future’s full Preliminary Proxy here: https://www.sec.gov/Archives/edgar/data/1805521/000114036122031169/ny20004522x3_prec14a.htm

The FFGP Entities misrepresent many facts throughout their proxy statement, including by mischaracterizing FF Top’s rights under the shareholder agreement with Faraday Future (the “Shareholder Agreement”).  The FFGP Entities’ misrepresentations include, but are in no way limited to, the following and are more fully described in Faraday Future’s letter to the FFGP Entities, which can be viewed here.

FFGP Entities Statement- The Special Committee (“Special Committee”) of the board of directors of Faraday Future (the “Board”) was created in response to the J Capital Short Seller Report issued on October 7, 2021.

Fact- The Special Committee was formed by unanimous vote of the independent directors of the Board, on October 3, 2021, four days before the J Capital report was issued. It was formed to address concerns with representations made by certain persons, including representatives of FF Global, to prospective investors about Mr. Yueting (“YT”) Jia’s role at the Company. Allegations made in the J Capital report were later added to the investigation’s scope.

FFGP Entities Statement- FFGP Entities facilitated the Special Committee investigation.

Fact- FF Global encouraged employees not to talk to counsel for the Special Committee, failed to produce documents when and in the manner requested, and provided many general and unhelpful responses to questions.

FFGP Entities Statement- FF Global claims that Mr. Brian K. Krolicki requested $700,000 in exchange for his resignation.

Fact- Mr. Matthias Aydt, an employee of Faraday Future and a non-independent Board member, and at that time also member of FF Global’s Executive Committee, has admitted to relaying to Mr. Krolicki that FF Global would pay Mr. Krolicki up to $700,000, offset by the amount of any severance payments made by the Company, if Mr. Krolicki resigned from the Board.

FFGP Entities Statement- The Special Committee investigation lacks transparency and independence at a substantial cost and slow pace. Further, the Special Committee is responsible for the Company’s current financial condition.

Fact- The Special Committee overseeing the investigation was composed of independent Board members. The investigation, which entailed conducting 42 interviews and reviewing over 600,000 documents, was concluded in less than four months, notwithstanding a lack of cooperation from certain Faraday Future employees and other individuals affiliated with FF Global. The Special Committee presented detailed findings and recommended discipline and other remedial action to the full Board.  The full Board then ratified the Special Committee’s actions and adopted the recommended discipline and remedial actions.

FFGP Entities Statement- FF Top mischaracterizes its rights under the Shareholder Agreement, which FF Top has breached by filing its proxy statement.  FF Top claims, repeatedly, that it “has the right to remove its FF Top Designees at any time, for any reason or no reason.”

Fact- FF Top has breached the Shareholder Agreement in two respects by soliciting Company stockholders to vote in favor of the removal of Mr. Krolicki. First, FF Top breached its agreement not to remove its designees through the second annual stockholder meeting of the Company.  In the Shareholder Agreement, FF Top committed that Mr. Krolicki would be one of FF Top’s Designees through the Company’s second annual stockholder meeting and would not be subject to removal during that period. Second, FF Top committed to take “all Necessary Action” to cause Mr. Krolicki and others who have been members of the Board since July 2021, to be elected to the Board at the Company’s forthcoming first annual stockholder meeting in 2022.

FF Top must comply with its contractual obligations to the Company under the Shareholder Agreement.

Given FF Top’s misconduct, the Company and its Board are considering all available remedies.  The Company has reserved its rights, including its rights to enjoin FF Top from continuing to violate the Shareholder Agreement and to pursue damages caused by any and all FF Top breaches of the Shareholder Agreement and misrepresentations to stockholders.

The Company’s Board of Directors approved a resolution calling for the Special Meeting by a vote of 5 in favor, 3 against, and 1 abstaining. THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO THE PROPOSAL TO REMOVE BRIAN K. KROLICKI AS A DIRECTOR OF THE COMPANY.

The Company’s management and Board continue to work diligently to achieve the primary goal of delivering the Company’s flagship product, the FF 91, to the market.

The flagship FF 91 will be the first high-end, high-performance, luxury, intelligent EV and will reset customer expectations for both driver and passenger experience. The FF 91 Futurist is planned to launch in Q4 2022.

ABOUT FARADAY FUTURE

Faraday Future is a class defining luxury electric vehicle company. The Company has pioneered numerous innovations relating to its products, technology, business model, and user ecosystem since inception in 2014. Faraday Future aims to perpetually improve the way people move by creating a forward-thinking mobility ecosystem that integrates clean energy, AI, the Internet and new usership models. Faraday Future’s first flagship product is the FF 91 Futurist.

NO OFFER OR SOLICITATION

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

ADDITIONAL INFORMATION

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s stockholders for the Company’s special meeting of stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by contacting the Company’s Investor Relations department at ir@faradayfuture.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s special meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on May 13, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the proxy statement for the Company’s special meeting of stockholders and other relevant documents to be filed with the SEC, if and when they become available.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements, and include (among others) statements regarding the expected timing of the launch of FF 91 and FF 81 vehicles and anticipated production capacity of the Company’s Hanford, California facility. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the Company’s ability to close on its previously announced convertible notes financing, raise additional convertible notes and/or other financing the failure of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s ability to obtain financial viability exception or stockholder approval under Nasdaq Rule 5635 to issue all of the shares issuable upon conversion of the above mentioned convertible notes; the Company’s ability to remain in compliance with the listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) and its registration requirements with the U.S. Securities and Exchange Commission and to continue to be listed on Nasdaq; the outcome of the SEC investigation relating to the matters that were the subject of the Special Committee investigation; the implementation of the Special Committee’s actions and related internal review by the Company; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; potential litigation involving the Company; the result of future financing efforts and general economic and market conditions impacting demand for the Company’s products; and the ability of the Company to attract and retain employees. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investors (English): ir@faradayfuture.com
Investors (Chinese): cn-ir@faradayfuture.com

John Schilling
Media: john.schilling@ff.com

Tim Gilman
Media: tim.gilman@ff.com